From: Christine Magee <christine.magee@sleepcountry.ca>
To: Matt Kane
Sent: Tue Jan 08 13:11:17 2008
Subject: RE: Cott Corporation Purchase of Shares Pursuant to Share Plan for Non-Employee Directors

Hi Matt,

Yes you have my permission to proceed with the filings.

Thanks for getting back to me so soon.  Happy New Year.

Christine

From: Matt Kane [mailto:MKane@cott.com]
Sent: January 3, 2008 1:30 PM
To: Matt Kane; Christine Magee
Subject: RE: Cott Corporation Purchase of Shares Pursuant to Share Plan for
 Non-Employee Directors

Christine,

We are in a position to make the required regulatory filings today. If you would like us to do so, please says so by return e-mail.

Thanks.

Matthew A. Kane, Jr.-Cott Corporation
Vice-President, General Counsel & Secretary
5519 W. Idlewild Avenue
Tampa, FL 33634
O. (813) 313-1724
C. (813) 503-8023
F. (813) 881-1923
mkane@cott.com
_______________________
From: Matt Kane
Sent: Monday, December 31, 2007 3:36 PM
To: 'Christine Magee'
Subject: FW: Cott Corporation Purchase of Shares Pursuant to Share Plan for Non-Employee Directors



Dear Christine:

To compensate you for your director s fees for the fourth quarter of 2007, Cott is purchasing shares to be held in your name pursuant to the Company s Share Plan for Non-Employee Directors.

Please confirm by return e-mail your grant of permission to Matthew A. Kane, Jr. or his designee to prepare and submit the requisite filings for this transaction on your behalf, as required by applicable securities laws.

Thank you for your attention to this matter.      Sorry for any inconvenience.

Matthew A. Kane, Jr.-Cott Corporation
Vice-President, General Counsel & Secretary
5519 W. Idlewild Avenue
Tampa, FL 33634
O. (813) 313-1724
C. (813) 503-8023
F. (813) 881-1923
mkane@cott.com